EXHIBIT 99.1

1. HealthCor Associates, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

2. HealthCor Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

3. HealthCor Hybrid Offshore, Ltd., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

4. HealthCor Group, LLC, Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

5. HealthCor Capital, L.P., Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;

6. HealthCor, L.P. Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019;


7. Joseph Healey; Carnegie Hall Tower, 152 West 57th Street, 47th Floor New York, New York 10019; and

8.   Arthur Cohen, 12 South Main Street, #203 Norwalk, Connecticut 06854.